EXHIBIT 99.3

March __, 2016
[NAME]
[ADDRESS]

Re:	RPX Corporation
Dear [NAME]:
Thank you for agreeing to serve as a nominee for election to the Board of Directors of RPX Corporation (the "Company") in connection with the proxy solicitation being considered by The Mangrove Partners Master Fund, Ltd. ("Mangrove") and its affiliates to nominate and elect directors at the Company's 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof and any adjournments, postponements, reschedulings or continuations thereof (the "Solicitation").  Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its stockholders. This letter ("Agreement") will set forth the terms of our agreement.
Mangrove agrees to indemnify and hold you harmless against any and all claims of any nature arising from the Solicitation and any related transactions whenever brought and irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims that are finally determined to have arisen from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions, provision to Mangrove of false or misleading information (including false or misleading information included in (i) any questionnaire you are requested to complete by Mangrove, (ii) any resume provided by you to Mangrove or (iii) your LinkedIn profile, if available), or material breach of the terms of this Agreement; provided further, you shall, within 15 days of such determination, reimburse Mangrove for any fees, costs or expenses paid by Mangrove in connection with such claims. This indemnification shall not apply to any claims made against you in your capacity as a director of the Company. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, court costs, reasonable witness fess, reasonable travel expenses, reasonable telephone, postage and delivery service fees and any and all reasonable costs and expenses incurred in investigating, preparing for or defending against any litigation, commenced or threatened, any commenced or threatened civil, criminal, administrative or arbitration action, or any other commenced or threatened claim whatsoever, and any and all amounts paid in settlement of any claim or litigation threatened, asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a "Loss"). Additionally, to the extent that you are, by reason of or in any way directly or indirectly related to the Solicitation, a witness or participant in any proceeding, Mangrove agrees to pay to you all fees, costs and expenses actually and reasonably incurred by you or on your behalf in connection therewith (collectively, "Proceeding Expenses").
In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Mangrove prompt written notice of such claim or Loss (provided that failure to promptly notify Mangrove shall not relieve it from any liability which it may have on account of this Agreement, except to the extent Mangrove shall have been prejudiced by such failure). Upon receipt of such written notice, Mangrove will provide you with counsel to represent you that is reasonably acceptable to you, provided, however, in the event that a recognizable legal conflict arises or is likely to arise, Mangrove shall choose a replacement counsel reasonably acceptable to you. In addition, Mangrove agrees to reimburse you for any Loss(es) or Proceeding Expense(s) within 30 days of receipt of a written invoice from you for reimbursement of such Loss(es) or Proceeding Expense(s), subject to your satisfaction of any request by Mangrove for evidence documenting such Loss(es) or Proceeding Expense(s). Mangrove may not enter into any settlement of Loss or claim without your consent unless such settlement: (a) includes a general release in your favor, (b) would not result in the finding or admission of any violation of law by you or the imposition of any obligation or limitation to act or refrain from acting on you, (c) would not impose injunctive or other equitable relief on you, and (d) does not contain an acknowledgment of wrongdoing or fault on your part. Notwithstanding anything to the contrary set forth in this Agreement, Mangrove shall not be responsible for any fees, costs or expenses, including for separate legal counsel, incurred by you without Mangrove's prior written approval.  In addition, you agree not to enter into any settlement of Loss or claim or make any admission without the written consent of Mangrove.

You hereby agree to keep confidential and not disclose to any party, without the consent of Mangrove, any confidential, proprietary or non-public information (collectively, "Information") of Mangrove or its affiliates which you have heretofore obtained or may obtain. Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by Mangrove or its affiliates or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.
Notwithstanding the foregoing, if you are required by applicable law, rule, regulator, regulation or legal process to disclose any Information you may do so provided that you first promptly notify Mangrove so that Mangrove may seek a protective order or other appropriate remedy or, in Mangrove's sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained or Mangrove does not waive compliance with the terms of this Agreement, you may consult with counsel at the cost of Mangrove and you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.
All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of Mangrove and, upon the request of a representative of Mangrove, all such information shall be returned or, at Mangrove's option, destroyed by you, with such destruction confirmed by you to Mangrove in writing; provided, however, that any electronic information that is automatically archived shall not be required to be destroyed.
You acknowledge that you are aware that the United States securities laws impose restrictions on the ability of any person who has material non-public information about a company to trade in the securities of such company and to communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.  The parties agree to the exclusive jurisdiction of the state and federal courts of New York, New York, and waive, and agree not to plead or to make, any claim that any action or proceeding brought in the state and federal courts of New York, New York has been brought in an improper or inconvenient forum.
THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
*          *          *

If you agree to the foregoing terms, please sign below to indicate your acceptance.
Very truly yours,

THE MANGROVE PARTNERS MASTER FUND, LTD.

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME]